Exhibit 99.1

LKQ Corporation Completes Acquisition of Keystone Automotive Industries

Chicago, IL – October 15, 2007 – LKQ Corporation (NASDAQ: LKQX) today announced that on October 12, 2007 it completed its previously announced acquisition of Keystone Automotive Industries, Inc. As a result of the merger, Keystone is now a wholly-owned subsidiary of LKQ Corporation and Keystone stockholders will receive $48.00 in cash for each Keystone share they held prior to the closing. Ronald Foster, the former Chairman of the Board of Keystone, and Rick Keister, the former President and Chief Executive Officer of Keystone, were appointed to LKQ’s board of directors upon completion of the merger.

“We are delighted to complete our merger with Keystone,” said Joseph Holsten, President and Chief Executive Officer of LKQ Corporation. “This merger creates an alternative replacement parts business with over $1.6 billion of trailing annual revenue. Keystone’s aftermarket product line is a perfect complement to LKQ’s leading presence in the recycled parts marketplace. We now have an expanded national network of nearly 300 facilities that allow us to offer readily available, high quality recycled, refurbished and aftermarket collision repair parts to our customers. We are proud to be the nation’s leading supplier of aftermarket collision parts, recycled OEM parts, refinished alloy wheels, and refinished plastic bumper covers.”

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products, refurbished wheels and related services to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration; and

•	the ability to maintain Keystone’s vendor and key customer relationships and retain key employees.

For a detailed discussion of these and other risks, please refer to our Form 10-K filed February 28, 2007 and other reports filed by us from time to time with the Securities and Exchange Commission. You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT: LKQ Corporation

Mark T. Spears, Executive Vice President
and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com